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Exhibit 23.1

Consent of Dinsmore & Shohl LLP

We consent to the filing of the opinion letter as Exhibit 5 to the Registration Statement on Form S-4 filed by Wayne Bancorp, Inc., Wooster, Ohio, in connection with the proposed merger of Wayne Bancorp and Banc Services Corporation, Orrville, Ohio. We further consent to the reference to our name in the joint proxy statement/prospectus that is a part of the Registration Statement on Form S-4.


Dinsmore & Shohl LLP

/s/Dinsmore & Shohl LLP

March 20, 2003